ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                 CONTAINING THE
                   STATEMENT OF RIGHTS AND PREFERENCES OF THE
                     SERIES B CONVERTIBLE PREFERRED STOCK OF
                                MICROVISION, INC.


     These Articles of Amendment containing the Statement of Rights and Preferences of the Series B Convertible Preferred Stock of Microvision, Inc., a Washington corporation (the "Corporation") are herein executed by the Corporation, pursuant to the provisions of RCW 23B.06.020 and RCW 23B.10.060 as follows:

     1. The name of the Corporation is Microvision, Inc.

     2. A copy of the resolution of the Board of Directors of the Corporation amending the Articles of Incorporation of the Corporation to establish and designate the rights and preferences of the Series B Convertible Preferred Stock of the Corporation is attached hereto as Attachment A and is incorporated herein by this reference.

     3. The date of the adoption of the amendments by the Board of Directors of the Corporation was January 13, 1999.

     4. The amendments to the Articles of Incorporation were duly approved by the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 13th day of January, 1999.


                                       MICROVISION, INC.


                                       By: /s/ CASEY TEGREENE
                                           -------------------------------------
                                           Casey Tegreene, Attorney-in-fact
                                           for Richard F. Rutkowski,
                                           President and Chief Executive Officer

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                                  ATTACHMENT A

     RESOLVED, that, pursuant to Article II of the Corporation's Articles of Incorporation, the Board of Directors hereby establishes a series of the Corporation's preferred stock to be designated as the "Series B Convertible Preferred Stock," no par value, consisting of 8,520 shares, of which 5,000 shares shall be Series B Convertible Preferred Stock, Class 1, 1,600 shares shall be Series B Convertible Preferred Stock, Class 2, and 1,920 shares shall be Series B Convertible Preferred Stock, Class 3, and that the preferences, limitations and relative rights of the shares of the Series B Stock shall be as set forth in the Statement of Rights and Preferences of Series B Preferred Stock, attached hereto as Exhibit A;

                                    Exhibit A

                                MICROVISION, INC.

                                  8,520 Shares
               Series B Convertible Preferred Stock, No Par Value

                        Stated Value $1,000.00 Per Share

                       Statement of Rights and Preferences


1. Designation and Amount. The rights, preferences, privileges, and limitations granted to and imposed on the Series B Convertible Preferred Stock, no par value ("Series B Stock") of Microvision, Inc. (the "Corporation"), which series shall consist of 8,520 shares of which 5,000 shares shall be designated Series B Convertible Preferred Stock, Class 1 ("Series B-1 Stock"), 1,600 shares shall be designated Series B Convertible Preferred Stock, Class 2 ("Series B-2 Stock"), and 1,920 shares shall be designated Series B Convertible Preferred Stock, Class 3 ("Series B-3 Stock"), are as set forth below.

2. Dividends. The holders of the Series B Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, cumulative dividends at the rate of $40.00 per share (as adjusted for any stock dividends, combinations or splits) per annum payable out of funds legally available therefor or in duly authorized shares of Common Stock.

3. Voting Rights. Except as otherwise required by law, the Series B Stock shall not be entitled to vote on any matter submitted to a vote of the shareholders of the Corporation.

4. Liquidation.
   -----------

     4.1 Liquidation Value. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series B Stock shall be entitled before any distribution or payment is made upon any Common Stock, to be paid an amount equal to $1000.00 per share, plus any accrued but unpaid dividends to the date of such payment (the "Liquidation Value"). If upon such liquidation, dissolution or winding up of the Corporation, the assets to be distributed among the holders of Series B Stock shall be insufficient to permit payment to the holders of Series B Stock of the amount distributable to them as provided herein, then


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the entire assets of the Corporation legally permitted to be distributed shall be distributed ratably among the holders of Series B Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series B Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Common Stock.

     4.2 Liquidation Events. The sale of all or substantially all of the assets of the Corporation, or the acquisition of the Corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise pursuant to which shares of capital stock of the Corporation are converted into cash, securities or other property of the acquiring entity or any of its affiliates (other than any merger, share exchange, or similar transaction effected exclusively for the purpose of changing the domicile of the Corporation) shall be regarded as a liquidation within the meaning of this
Section 4; provided, however, that each holder of Series B Stock shall have the right to elect to convert such holder's Series B Stock pursuant to Section 6 in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation; provided, further, that this provision shall not apply if the holders of voting securities of the Corporation immediately prior to such merger, consolidation, share exchange, reorganization or sale of assets beneficially own, directly or indirectly, a majority of the combined voting power of the surviving entity resulting from such merger, consolidation, share exchange, reorganization or sale of assets.

     4.3 Notice of Liquidation. The Corporation shall provide written notice of such liquidation to each record holder of Series B Stock not less than 20 days prior to the payment date stated therein.

5. Redemption.
   ----------

     5.1 Mandatory Redemption.
         --------------------

          5.1.1 The Corporation shall redeem all shares of Series B Stock at any time after January 14, 2004 (the "Redemption Date") into a number of shares of Conversion Stock (as defined in Section 6.3 below) computed by (i) multiplying the number of shares of Series B Stock to be redeemed by the Liquidation Value thereof and (i) dividing the result by the applicable Conversion Price (as defined in Section 6.4 below) then in effect (the "Redemption Shares").


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          5.1.2 If the Market Price of the Common Stock (as defined in Section
5.3 below) has been not less than 150% of the Series B-1 Conversion Price (as defined in Section 6.4.1 below) for a period of ten or more consecutive trading days, then the Corporation may, at its option, redeem all or any portion of the outstanding shares of Series B-1 Stock into the applicable number of Redemption Shares.

          5.1.3 If the Market Price of the Common Stock has been not less than 150% of the Series B-2 Conversion Price (as defined in Section 6.4.2 below) for a period of ten or more consecutive trading days, then the Corporation may, at its option, redeem all or any portion of the outstanding shares of Series B-2 Stock into the applicable number of Redemption Shares.

          5.1.4 If the Market Price of the Common Stock has been not less than 150% of the Series B-3 Conversion Price (as defined in Section 6.4.3 below) for a period of ten or more consecutive trading days, then the Corporation may, at its option, redeem all or any portion of the outstanding shares of Series B-3 Stock into the applicable number of Redemption Shares.

     5.2 Status of Series B Stock After Redemption Date. No share of Series B Stock is entitled to any dividends accruing after the Redemption Date, and all rights of the holder of such share shall cease, and such share shall not be deemed to be outstanding, as of the Redemption Date. Any shares of Series B Stock that are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

     5.3 Market Price. "Market Price" means the closing price of the Common Stock on the Nasdaq National Market or on any securities exchange on which the Common Stock may at the time be listed, or, if there have been no sales on any such market or exchange on any day, the average of the highest bid and lowest asked prices on such market or exchange at the end of such day, or, if on any day the Common Stock is not so listed, the average of the highest bid and lowest asked prices on such day on the OTC Bulletin Board market.


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6. Conversion.
   ----------

     6.1 Voluntary Conversion. At any time and from time to time, any holder of Series B Stock may convert all or any portion thereof (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by (i) multiplying (x) the number of shares to be converted by (y) the sum of $1000.00 plus any accrued but unpaid dividends on such shares, and (ii) dividing the result by the Conversion Price then in effect.

     6.2 Conversion Procedure.
         --------------------

          6.2.1 Each conversion of Series B Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Stock to be converted shall have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series B Stock as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

               (a) The conversion rights of the Series B Stock shall terminate three days prior to the Redemption Date.

               (b) As soon as possible after a conversion has been effected (but in any event within ten business days in the case of subparagraph (i) below), the Corporation shall deliver to the converting holder:

               (i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (ii) a certificate representing any shares of Series B Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted;


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               (iii) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Stock shall be made without charge to the holders of such Series B Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series B Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid, and nonassessable.

               (iv) The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (v) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

               (vi) If the shares of Conversion Stock issuable by reason of such conversion of Series B Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the shares to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

     6.3 Conversion Stock. As used herein, the term "Conversion Stock" means the Common Stock of the Corporation; provided that if there is a change such that the securities issuable upon conversion of the Series B Stock are issued by an entity other than the


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Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean the security issuable upon conversion of such Series B Stock.

     6.4 Conversion Price.
         ----------------

          6.4.1 Subject to adjustment as set forth in Section 6.5, the initial conversion price for the Series B-1 Stock (the "Series B-1 Conversion Price") shall be $12.50.

          6.4.2 Subject to adjustment as set forth in Section 6.5, the initial conversion price for the Series B-2 Stock (the "Series B-2 Conversion Price") shall be $16.00.

          6.4.3 Subject to adjustment as set forth in Section 6.5, the initial conversion price for the Series B-3 Stock (the "Series B-3 Conversion Price") shall be $19.20.

     6.5 Adjustments to Conversion Price. In order to prevent dilution of the conversion rights granted hereunder, the applicable Conversion Price of the Series B Stock shall be subject to adjustment from time to time as set forth below:

          6.5.1 In the event the Company at any time or from time to time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or shall effect a subdivision or combination or consolidation of the outstanding Common Stock (by stock split, reclassification or otherwise than by payment of a share dividend) into a greater or lesser number of shares of Common Stock, as the case may be, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, based on the ratio of
(i) the number of shares of Common Stock outstanding immediately after such event to (ii) the number of shares of Common Stock outstanding immediately prior to such event.

          6.5.2 If at any time or from time to time the shares of Common Stock issuable upon conversion of the Series B Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares, as provided above), the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be proportionately adjusted such that the Series B Stock shall be convertible into, in lieu of the number of shares of Common Stock to


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which the holders otherwise would have been entitled to receive, a number of shares of such other class or classes of shares equivalent to the number of shares of Common Stock to which the holders would have been entitled to receive upon conversion of the Series B Stock immediately before the event. In addition, to the extent applicable in any recapitalization, reorganization or reclassification, provision shall be made so that the holders of the Series B Stock shall thereafter be entitled to receive upon conversion of the Series B Stock the number of shares or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reorganization or reclassification.

          6.5.3 Promptly after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

7. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Statement of Rights and Preferences without the written consent of the holders of at least a majority of the Series B Stock outstanding at the time such action is taken.

8. Amendment Upon Conversion or Redemption of Outstanding Shares.
   -------------------------------------------------------------

     When, as a result of the conversion or redemption of the Series B Stock no shares thereof remain outstanding, the Board of Directors may, at its discretion and without a vote of the shareholders of the Corporation, withdraw this designation in its entirety by providing for the filing of an applicable amendment or restatement of the Corporation's Restated Articles of Incorporation, and the Series B Stock designated hereby shall thereby return to the status of authorized but unissued and undesignated shares of Preferred Stock of the Corporation.


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